PASSAGE BIO REPORTS FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS AND PROVIDES RECENT BUSINESS HIGHLIGHTS

Interim data from Dose 1 PBFT02 demonstrated durable, elevated CSF PGRN and early evidence of reduction in plasma NfL levels, a disease progression biomarker, as compared to published natural history

Enrolled first FTD-GRN patient to be treated with Dose 2 PBFT02, 50% lower than Dose 1

Expect to report 12-month data from Dose 1 and interim safety and biomarker data from Dose 2 in 2H 2025; plan to seek regulatory feedback on FTD-GRN pivotal trial design in 1H 2026

Extended cash runway into 1Q 2027

PHILADELPHIA – March 4, 2025 – Passage Bio, Inc. (Nasdaq: PASG), a clinical stage genetic medicines company focused on improving the lives of patients with neurodegenerative diseases, today reported financial results for the fourth quarter and year ended December 31, 2024, and provided recent business highlights.

“We are pleased to report strong performance in 2024 as we meaningfully advanced our PBFT02 program, delivering promising data in FTD-GRN patients showing robust, durable progranulin expression and early evidence of improvement in a disease progression biomarker. Furthermore, we completed the process development and scale-up of a high-productivity, suspension-based manufacturing process for PBFT02 and are well-positioned for late-stage development,” said Will Chou, M.D., president and chief executive officer of Passage Bio. “As we enter 2025, we remain focused on execution of our ongoing upliFT-D trial in FTD-GRN and are excited to expand enrollment to include FTD patients with C9orf72 gene mutations. We look forward to building upon the encouraging data generated to date and engaging with health authorities to explore the registrational pathway for this promising, one-time therapy to address a significant unmet patient need.”

Recent Highlights:

●	Interim data from FTD-GRN patients in upliFT-D clinical trial demonstrated that Dose 1 PBFT02 consistently increased cerebrospinal fluid (CSF) progranulin (PGRN) and showed early evidence of improvement in a disease progression biomarker: Dose 1 PBFT02 consistently increased CSF PGRN levels in all patients from below 3 ng/mL at baseline to 13 – 27 ng/mL at six months (n=4) and 22 – 34 ng/mL at 12 months (n=2). In addition, plasma neurofilament light chain (NfL) levels, which are associated with disease progression, were 13% lower than baseline on average at 12 months (n=2) post-treatment compared to an expected increase of 29% per year based on published natural history data from untreated symptomatic FTD-GRN patients.

●	Enrolled first FTD-GRN patient to receive Dose 2 PBFT02: Given the robust CSF PGRN levels achieved at Dose 1 and to aid future discussions with health authorities regarding a registrational study design, the company introduced a lower dose level, Dose 2, which is fifty percent of Dose 1. Dose 2 is expected to be administered to the three remaining FTD-GRN patients in Cohort 2 of the upliFT-D study. The first of these three patients has been enrolled, and multiple patients are being evaluated for eligibility across seven active trial sites in Brazil, Canada, Portugal, and the United States.

●	Extended cash runway into 1Q 2027 by moving to outsourced analytical testing model and reducing operating expenses: In January, the company implemented a series of measures in connection with moving to an outsourced analytical testing model and to reduce operating expenses. As a result, the company’s cash runway was extended into the first quarter of 2027 as it continues to focus on the execution of the ongoing upliFT-D clinical trial in FTD-GRN and FTD-C9orf72 and the advancement of its preclinical program in Huntington’s disease.

Anticipated Upcoming Milestones:

FTD-GRN

●	Report 12-month data from Dose 1 and interim safety and biomarker data from Dose 2 in 2H 2025
●	Seek regulatory feedback on registrational trial design in 1H 2026

FTD-C9orf72

●	Initiate dosing of FTD-C9orf72 patients in 1H 2025

Fourth Quarter and Full-Year 2024 Financial Results

●	Cash Position: Cash, cash equivalents and marketable securities were $76.8 million as of December 31, 2024, as compared to $114.3 million as of December 31, 2023. The company expects current cash, cash equivalents and marketable securities to fund operations into 1Q 2027.
●	Research and Development (R&D) Expenses: R&D expenses were $9.6 million for the quarter ended December 31, 2024, and $40.2 million for the year ended December 31, 2024, compared to $12.1 million and $61.4 million for the same quarter and year ended in 2023, respectively.
●	General and Administrative (G&A) Expenses: G&A expenses were $4.7 million for the quarter ended December 31, 2024, and $25.0 million for the year ended December 31, 2024, compared to $6.3 million and $41.6 million for the same quarter and year ended in 2023, respectively.
●	Net Loss: Net loss was $12.7 million, or $0.20 per basic and diluted share, for the quarter ended December 31, 2024 and $64.8 million, or $1.07 per basic and diluted share, for the year ended December 31, 2024, compared to a net loss of $16.8 million, or $0.30 per basic and diluted share, for the quarter ended December 31, 2023 and $102.1 million, or $1.86 per basic and diluted share, for the year ended December 31, 2023.

About upliFT-D (NCT04747431)

upliFT-D is a Phase 1/2 global, multi-center, open-label clinical trial of PBFT02 administered by single injection into the cisterna magna in patients aged 35 to 75 years with FTD-GRN or FTD-C9orf72. The clinical trial will sequentially enroll three FTD-GRN cohorts and two FTD-C9orf72 cohorts. Enrollment is currently ongoing. The primary endpoint of the clinical trial is to evaluate the safety and tolerability of PBFT02. Secondary endpoints include disease biomarkers and clinical outcome measures. upliFT-D is a two-year clinical trial with a three-year safety extension.

Passage Bio is pursuing several initiatives to support clinical trial recruitment and enrollment, including a collaborative partnership with InformedDNA to provide no-cost genetic counseling and testing for adults who have been diagnosed by their physicians with FTD. More information about upliFT-D can be found here.

About PBFT02

PBFT02 is a gene therapy that utilizes an AAV1 viral vector to deliver, through ICM administration, a functional GRN gene that encodes PGRN. This vector construct and delivery approach aim to elevate PGRN levels in the central nervous system to alter the course of neurodegenerative diseases. Interim clinical data from the Phase 1/2 upliFT-D study in FTD-GRN participants showed that gene replacement by ICM administration of PBFT02 resulted in robust PGRN elevations in the CSF.

The potential clinical benefit of PBFT02 is supported by extensive preclinical studies. In non-human primates, a single ICM administration of PBFT02 led to broad vector distribution throughout the CNS, and robust, dose-dependent elevations in PGRN levels in CSF. An NHP study also demonstrated that AAV1 was particularly proficient at transducing ependymal cells. In a murine FTD model, PBFT02 administration improved lysosomal function and reduced neuroinflammation.

About Passage Bio

Passage Bio (Nasdaq: PASG) is a clinical stage genetic medicines company on a mission to improve the lives of patients with neurodegenerative diseases. Our primary focus is the development and advancement of cutting-edge, one-time therapies designed to target the underlying pathology of these conditions. Passage Bio’s lead product candidate, PBFT02, seeks to treat neurodegenerative conditions, including frontotemporal dementia, by elevating progranulin levels to restore lysosomal function and slow disease progression.

To learn more about Passage Bio and our steadfast commitment to protecting patients and families against loss in neurodegenerative conditions, please visit: passagebio.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995, including, but not limited to: our expectations about timing and execution of anticipated milestones, including the initiation of dosing of FTD-C9orf72 patients, timing of feedback from regulatory authorities, the progress of clinical studies and the availability of clinical data from such trials; our expectations about our collaborators’ and partners’ ability to execute key initiatives; the financial impact of the restructuring and reduction in workforce and our expectations about cash runway; and the ability of our product candidates to treat their respective target CNS disorders. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “possible,” “will,” “would,” and other words and terms of similar meaning. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: our ability to develop and obtain regulatory approval for our product candidates; the timing and results of preclinical studies and clinical trials; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies, or may fail to approve or may delay approval of our drug candidates; the occurrence of adverse safety events; the risk that positive results in a preclinical study or clinical trial may not be replicated in subsequent trials or success in early stage clinical trials may not be predictive of results in later stage clinical trials; failure to protect and enforce our intellectual property, and other proprietary rights; our dependence on collaborators and other third parties for the development and manufacture of product candidates and other aspects of our business, which are outside of our full control; risks associated with current and potential delays, work stoppages, or supply chain disruptions; and the other risks and uncertainties that are described in the Risk Factors section in documents the company files from time to time with the Securities and Exchange Commission (SEC), and other reports as filed with the SEC. Passage Bio undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Passage Bio, Inc.

Balance Sheets

	December 31,
(in thousands, except share and per share data)	2024	2023
Assets
Current assets:
Cash and cash equivalents	$37,573	$21,709
Marketable securities	39,183	92,585
Prepaid expenses and other current assets	838	923
Prepaid research and development	1,221	2,742
Total current assets	78,815	117,959
Property and equipment, net	9,331	15,295
Right of use assets - operating leases	13,803	16,858
Other assets	463	433
Total assets	$102,412	$150,545
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$742	$1,298
Accrued expenses and other current liabilities	6,707	11,670
Non-refundable sublicense and transition services payments received	8,226	—
Operating lease liabilities	3,688	3,373
Total current liabilities	19,363	16,341
Operating lease liabilities - noncurrent	21,788	22,921
Total liabilities	41,151	39,262

Stockholders’ equity:
Preferred stock, $0.0001 par value: 10,000,000 shares authorized; no shares issued and outstanding at both December 31, 2024 and December 31, 2023	—	—
Common stock, $0.0001 par value: 300,000,000 shares authorized; 62,061,774 shares issued and outstanding at December 31, 2024 and 54,944,130 shares issued and outstanding at December 31, 2023	6	5
Additional paid‑in capital	720,482	705,789
Accumulated other comprehensive income (loss)	8	(43)
Accumulated deficit	(659,235)	(594,468)
Total stockholders’ equity	61,261	111,283
Total liabilities and stockholders’ equity	$102,412	$150,545

Passage Bio, Inc.

Statements of Operations and Comprehensive Loss

	Year Ended December 31,
(in thousands, except share and per share data)	2024	2023
Operating expenses:
Research and development	$40,179	$61,419
General and administrative	24,988	41,580
Impairment of long-lived assets	5,233	5,390
Loss from operations	(70,400)	(108,389)
Other income (expense), net	5,633	6,327
Net loss	$(64,767)	$(102,062)
Per share information:
Net loss per share of common stock, basic and diluted	$(1.07)	$(1.86)
Weighted average common shares outstanding, basic and diluted	60,405,036	54,743,490
Comprehensive loss:
Net loss	$(64,767)	$(102,062)
Unrealized gain (loss) on marketable securities	51	923
Comprehensive loss	$(64,716)	$(101,139)

For further information, please contact:

Investors:

Stuart Henderson

Passage Bio

shenderson@passagebio.com

Media:

Mike Beyer
Sam Brown Inc. Healthcare Communications
312.961.2502
MikeBeyer@sambrown.com